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TABLE OF CONTENTS Prospectus Supplement

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-134327

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, $.01 par value per share	1,924,539 shares(2) 223,890 shares(3)	$72.00(4) $47.01(5)	$138,566,808(4) $ 10,525,069(5)	$5,446 $ 414
Total	2,148,429 shares		$149,091,877	$5,860(6)

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), this prospectus supplement shall also cover any additional shares of common stock of the Registrant that become issuable by reason of any stock dividend, stock split, capitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant's common stock.

(2)
Pursuant to the Agreement and Plan of Reorganization entered into as of May 13, 2008 (the "Merger Agreement") by and among Hewlett-Packard Company, Hawk Merger Corporation and Electronic Data Systems Corporation ("EDS"), the Registrant agreed to assume certain outstanding options to purchase shares of common stock of EDS held by former employees and directors and such options became exercisable to purchase shares of the Registrant's common stock, subject to appropriate adjustments to the number of shares and the exercise price of each such option. The number of shares registered represents the estimated maximum number of shares of the Registrant's common stock to be issued upon the exercise of such options, subject to appropriate adjustments to the number of shares.

(3)
Pursuant to the Merger Agreement, certain outstanding restricted stock units of EDS issued to former employees and directors were converted into restricted stock units of the Registrant, and shares of the Registrant's common stock became issuable pursuant to those restricted stock units. The number of shares registered represents the estimated maximum number of shares of the Registrant's common stock to be issued pursuant to such restricted stock units, subject to appropriate adjustments to the number of shares.

(4)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) of the Securities Act on the basis of the weighted average exercise price of the outstanding options.

(5)
Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h) and (c) of the Securities Act on the basis of $47.01 per share, the average of the high and low prices of the Registrant's common stock on August 29, 2008, as reported on the New York Stock Exchange.

(6)
The total filing fee for all securities registered herein of $5,860 is offset pursuant to Rule 457(p) of the Securities Act by filing fees totaling $5,860 previously paid with respect to unsold securities registered pursuant to a Registration Statement on Form S-3 (333-115590) initially filed on May 18, 2004 by EDS.

Prospectus Supplement
September 2, 2008
(To Prospectus dated May 22, 2006)

Hewlett-Packard Company

2,148,429 Shares
Common Stock

        We are registering a total of up to 2,148,429 shares of our common stock that are issuable to certain former employees and directors of Electronic Data Systems Corporation upon the exercise of certain options to purchase common stock or pursuant to certain restricted stock units of EDS that we have agreed to assume in connection with our acquisition of EDS. The exercise prices of the options we have assumed range from approximately $27.35 to $124.69 per share of our common stock. If all such former employees and directors purchase all of the shares of our common stock subject to the assumed options, we will receive aggregate proceeds of up to approximately $161,649,412. We will not receive any proceeds from the issuance of our common stock pursuant to the restricted stock units.

        Our common stock is listed on the New York Stock Exchange under the symbol "HPQ." On August 29, 2008, the reported last sale price of our common stock on the New York Stock Exchange was $46.92 per share.

        See "Risk Factors" on page S-9 for information that you should consider before investing in our securities.

        Our principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304, and our telephone number at that location is (650) 857-1501.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement

        You should rely only on the information contained or incorporated by reference in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may be used only where it is legal to sell these securities. The information contained or incorporated by reference in this document is accurate only as of the date of this document or as of its date, as applicable.

        In this prospectus supplement and the accompanying prospectus, unless otherwise specified or unless the context otherwise requires, references to "Hewlett-Packard," "HP," "we," "us" or "our" refer to Hewlett-Packard Company, and not to any of our subsidiaries unless otherwise indicated.

 FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and other written reports and oral statements made from time to time by the company may contain "forward-looking statements" that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward looking statements, including but not limited to any projections of revenue, margins, expenses, earnings, tax provisions, cash flows, benefit obligations, share repurchases, acquisition synergies or other financial items; any statements of our plans, strategies and objectives for future operations, including the execution of cost reduction programs and restructuring and integration plans; any statements concerning expected development, performance or market share relating to products or services; any statements regarding pending investigations, claims or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include macroeconomic and geopolitical trends and events; the execution and performance of contracts by us and our customers, suppliers and partners; the challenge of managing asset levels, including inventory; the difficulty of aligning expense levels with revenue changes; assumptions related to pension and other post-retirement costs; expectations and assumptions relating to the execution and timing of cost reduction programs and restructuring and integration plans; the possibility that the expected benefits of business combination transactions may not materialize as expected; the outcome of pending investigations, claims or disputes; and other risks that are described herein and that are otherwise described from time to time in our Securities and Exchange Commission reports, including our Annual Report on Form 10-K for the fiscal year ended October 31, 2007 and our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2008. We do not assume any obligation and do not intend to update these forward looking statements..

 SUMMARY

        You should read the following summary together with the entire prospectus supplement and accompanying prospectus and the documents incorporated by reference. You should carefully consider, among other things, the matters discussed in "Risk Factors" in Item 1A of Part I of our Annual Report on Form 10 K for the fiscal year ended October 31, 2007, under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors That Could Affect Future Results" in Item 7 of our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2008, and in the other documents incorporated by reference into this prospectus.

About Hewlett-Packard Company

        HP is a leading global provider of products, technologies, software, solutions and services to individual consumers, small- and medium-sized businesses ("SMBs") and large enterprises, including in the public and education sectors. Our offerings span:

  •
  personal computing and other access devices,

  •
  imaging and printing-related products and services,

  •
  enterprise information technology infrastructure, including enterprise storage and server technology software that optimizes business technology investments, and

  •
  multi-vendor customer services, including technology support and maintenance, consulting and integration and outsourcing services.

        Our operations are organized into seven business segments: Enterprise Storage and Servers ("ESS"), HP Services ("HPS"), HP Software, the Personal Systems Group ("PSG"), the Imaging and Printing Group ("IPG"), HP Financial Services ("HPFS") and Corporate Investments. Given the solution sale approach across our enterprise offerings, and in order to capitalize on up-selling and cross-selling opportunities, ESS, HPS and HP Software are structured beneath a broader Technology Solutions Group ("TSG"). While TSG is not a business segment, this aggregation provides a supplementary view of our business. In each of the past three fiscal years, industry standard servers, desktops, notebooks and printing supplies each accounted for more than 10% of our consolidated net revenue.

Technology Solutions Group

        TSG provides servers, storage, software and information technology ("IT") services that enable enterprise and midmarket business customers to better manage their current IT environments and transform IT into a business enabler. TSG products help accelerate growth, minimize risk and reduce costs to optimize the business outcomes of customers' IT investments. Companies around the globe leverage HP's infrastructure solutions to deploy next generation data centers and address business challenges ranging from compliance to business continuity. TSG's modular IT systems and services are primarily standards-based and feature differentiated technologies in areas including power and cooling, unified management, security, virtualization and automation. Each of the three business segments within TSG is described in detail below.

  Enterprise Storage and Servers

        The server market continues to shift towards standards-based architectures as proprietary hardware and operating systems are replaced by industry standard server platforms that typically offer compelling price and performance advantages by leveraging standards-based operating systems and microprocessor designs. At the same time, critical business functions continue to demand scalability and reliability. By providing a broad portfolio of storage and server solutions, ESS aims to optimize the combined product solutions required by different customers and provide solutions for a wide range of operating environments, spanning both the enterprise and the SMB markets. ESS provides storage and server products in a number of categories.

         Industry Standard Servers.    Industry standard servers include primarily entry-level and mid-range ProLiant servers, which run primarily Windows®(1), Linux and Novell operating systems and leverage Intel Corporation and Advanced Micro Devices processors. The business spans a range of product lines that include pedestal-tower servers, density-optimized rack servers and HP's BladeSystem family of server blades. In fiscal 2007, HP's industry standard server business continued to lead the industry in terms of units shipped and factory revenue. HP also has a leadership position in server blades, the fastest-growing segment of the market.

         Business Critical Systems.    Business Critical Systems include Itanium®(2)-based Integrity servers running on the HP-UX, Windows®, Linux and OpenVMS operating systems, including the high-end Superdome servers and fault-tolerant Integrity NonStop servers. Business Critical Systems also include the Reduced Instruction Set Computing ("RISC")-based servers with the HP 9000 line running on the HP-UX operating system, HP AlphaServers running on both Tru64 UNIX®(3) and OpenVMS, and MIPs-based NonStop servers.

         Storage.    HP's StorageWorks offerings include entry-level, mid-range and high-end arrays, storage area networks, network attached storage, storage management software and virtualization technologies, as well as tape drives, tape libraries and optical archival storage.

  HP Services

        HPS provides a portfolio of multi-vendor IT services, including technology services, consulting and integration and outsourcing services. HPS also offers a variety of services tailored to particular industries such as communications, media and entertainment, manufacturing and distribution, financial services, health and life sciences and the public sector, including government services. HPS collaborates with the Enterprise Storage and Servers and HP Software groups, as well as with third-party system integrators and software and networking companies to bring solutions to HP customers. HPS also works with HP's Imaging and Printing Group and Personal Systems Group to provide managed print services, end user workplace services, and mobile workforce productivity solutions to enterprise customers.

         Technology Services.    HPS provides a range of technology services from standalone product support to high availability services for complex, global, networked, multi-vendor environments. This business also manages the delivery of product warranty support through its own service organization, as well as through authorized partners.

         Consulting and Integration.    HPS provides consulting and integration services to architect, design and implement technology and industry-specific solutions for customers. Consulting and integration also provides cross-industry solutions in the areas of architecture and governance, infrastructure, applications and packaged applications, security, IT service management, information management and enterprise Microsoft solutions.

         Outsourcing Services.    HPS offers a variety of IT management and outsourcing services that support customers' infrastructure, applications, business processes, end user workplace, print environment and business continuity and recovery requirements.

(1)
Windows® is a trademark of Microsoft Corporation.

(2)
Itanium® is a trademark of Intel Corporation.

(3)
UNIX® is a trademark of The Open Group.

  HP Software

        HP Software provides a suite of Business Technology Optimization ("BTO") software solutions, including support, that allow customers to manage and automate their IT infrastructure, operations, applications, IT services and business processes under the OpenView brand. In addition, this segment delivers a suite of comprehensive, carrier-grade software platforms for developing and deploying next-generation voice, data and converged services to network and service providers under the HP OpenCall brand.

        We are focused on extending our enterprise systems management leadership position into application, service management and business process management market segments. During fiscal 2007, we completed the acquisitions of Mercury Interactive Corporation, Bristol Technologies, Inc., SPI Dynamics, Inc. and Opsware Inc., which added transaction monitoring, applications security testing and data center automation capabilities to the BTO portfolio. We expect to continue to make strategic acquisitions as well as undertake internal realignments as we deem appropriate. The portfolio of BTO solutions is designed to enable our customers to reduce their IT costs, and gain better insight to their business and IT operations. This helps our customers align IT resources with their business goals and automate data center operations and IT processes, enabling IT to deliver more value to the business.

Personal Systems Group

        PSG is the leading provider of personal computers ("PCs") in the world based on unit volume shipped and annual revenue. PSG provides commercial PCs, consumer PCs, workstations, handheld computing devices, digital entertainment systems, calculators and other related accessories, software and services for the commercial and consumer markets. We group commercial desktops, commercial notebooks and workstations into commercial clients and consumer desktop and consumer notebooks into consumer clients when describing our performance in these markets. Like the broader PC market, PSG continues to experience a shift toward mobile products such as notebooks. Both commercial and consumer PCs are based predominately on the Windows® operating system and use Intel and AMD processors.

         Commercial PCs.    PSG offers a variety of personal computers optimized for commercial uses, including enterprise and SMB customers, and for connectivity and manageability in networked environments. These commercial PCs include primarily the HP Compaq business desktops and business notebooks, and Tablet PCs.

         Consumer PCs.    Consumer PCs include the HP Pavilion and Compaq Presario series of multi-media consumer desktops and notebooks, as well as HP Media Center PCs and Voodoo Gaming PCs, which are targeted at the home user.

         Workstations.    Workstations are individual computing products designed for users demanding enhanced performance, such as computer animation, engineering design and other programs requiring high-resolution graphics. HP provides workstations that run on UNIX®, Windows® and Linux-based operating systems.

         Handheld Computing.    HP provides a series of HP iPAQ Pocket PC handheld computing devices that run on Windows® Mobile software. These products range from value devices such as music or Global Positioning System receivers to advanced devices with voice and data capability.

         Digital Entertainment.    PSG's digital entertainment products are targeted at the intersection of the personal computing and consumer electronics markets and span a range of products and product categories that allow customers to enjoy a broad range of digital entertainment experiences. PSG's digital entertainment products include HD DVD and RW drives and DVD writers; plasma and LCD flat-panel televisions; and the HP Digital Entertainment Center, which allows consumers to access their music, movies, home videos and photos from a single device via remote control.

Imaging and Printing Group

        IPG is the leading imaging and printing systems provider in the world for consumer and commercial printer hardware, printing supplies, printing media and scanning devices. IPG is also focused on imaging solutions in the commercial markets, from managed print services solutions to addressing new growth opportunities in commercial printing in areas such as industrial applications, outdoor signage, and the graphic arts business. When describing our performance in this segment, we group inkjet printer units and digital photography and entertainment products and services into consumer hardware, LaserJet printers and graphics and imaging products into commercial hardware and break out printer supplies separately.

         Inkjet Printers.    Inkjet systems include desktop single function and inkjet all-in-one printers, including photo, productivity and business inkjet printers and scanners.

         Digital Photography and Entertainment.    Digital imaging products and services include photo specialty printers and accessories, photo kiosks and online photo services through Snapfish. An important part of IPG's strategy is to provide digital imaging solutions that rival traditional imaging for quality, cost and ease of use so that consumers can manage their digital imaging throughout the home and outside the home.

         LaserJet Printers.    LaserJet systems include monochrome and color laser printers, printer-based multi-function devices and Total Print Management Solutions for enterprise customers. A key initiative in this area of IPG's business has been and continues to be driving color printing penetration in the office.

         Graphics and Imaging.    Graphics and Imaging products include large format (DesignJet) printers, Indigo and Scitex digital presses, digital publishing solutions and graphics printing solutions. A key initiative for IPG is to capture high-value pages by developing compelling solutions for the industrial, commercial printing and graphics segments.

         Printer Supplies.    Printer supplies include LaserJet toner and inkjet cartridges and other printing-related media. These supplies include HP-branded Vivera and ColorSphere ink and HP Premium and Premium Plus photo papers, which are designed to work together as a system to produce faster prints with improved resistance to fading, increased print quality and better affordability.

HP Financial Services

        HPFS supports and enhances HP's global product and service solutions, providing a broad range of value-added financial life cycle management services. HPFS enables our worldwide customers to acquire complete IT solutions, including hardware, software and services. The group offers leasing, financing, utility programs and asset recovery services, as well as financial asset management services for large global and enterprise customers. HPFS also provides an array of specialized financial services to SMBs and educational and governmental entities. HPFS offers innovative, customized and flexible alternatives to balance unique customer cash flow, technology obsolescence and capacity needs.

Corporate Investments

        Corporate Investments is managed by the Office of Strategy and Technology and includes Hewlett-Packard Laboratories, also known as HP Labs, and certain business incubation projects. Revenue in this segment is attributable to the sale of certain network infrastructure products, including Ethernet switch products that enhance computing and enterprise solutions under the brand "ProCurve

Networking." Corporate Investments also derives revenue from licensing specific HP technology to third parties.

        HP was incorporated in 1947 under the laws of the State of California as the successor to a partnership founded in 1939 by William R. Hewlett and David Packard. Effective in May 1998, we changed our state of incorporation from California to Delaware. Our principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304. Our telephone number is (650) 857-1501.

Recent Developments

        In May 2008, we announced that we had signed a definitive agreement with Electronic Data Systems Corporation ("EDS") to acquire EDS at a price of $25.00 per share or an enterprise value of approximately $13.9 billion. In addition, we agreed to assume outstanding options and restricted stock units to acquire shares of EDS common stock and assume certain EDS stock plans. The transaction closed on August 26, 2008.

        EDS is a leading global technology services company delivering a broad portfolio of information technology and business process outsourcing services to clients in the manufacturing, financial services, healthcare, communications, energy, transportation, and consumer and retail industries and to governments around the world.

The Offering

Issuer	Hewlett-Packard Company.
Securities Offered	2,148,429 shares of Common Stock, $0.01 par value per share (the "Shares")
Use of Proceeds
If all of the options to acquire common stock granted to former employees and directors of EDS are exercised in full, we will issue approximately 1,924,539 shares of our common stock for total cash proceeds of approximately $161,649,412. We currently intend to use the net proceeds from any exercises of these options for general corporate purposes. We will not receive any proceeds from the issuance of our common stock pursuant to the restricted stock units.
New York Stock Exchange Symbol	HPQ

 RISK FACTORS

        Before acquiring any of the securities offered hereby, you should carefully consider the risks discussed under "Risk Factors" in Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2007 and under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors That Could Affect Future Results" in Item 7 of our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2008, both of which are incorporated in this document by reference.

USE OF PROCEEDS

        If all of the assumed options granted to former employees and directors of EDS are exercised in full, we will issue approximately 1,924,539 shares of our common stock for total cash proceeds of approximately $161,649,412. We currently intend to use the net proceeds from any exercises of these options for general corporate purposes. General corporate purposes may include repayment of debt, repurchases of outstanding shares of common stock, acquisitions, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested prior to use. We will not receive any proceeds from the issuance of our common stock pursuant to the assumed restricted stock units.

ELECTRONIC DATA SYSTEMS CORPORATION STOCK PLANS

Overview

        In May 2008, HP entered into an Agreement and Plan of Reorganization (the "Merger Agreement") by and among HP, Hawk Merger Corporation and Electronic Data Systems Corporation ("EDS") pursuant to which Hawk Merger Corporation would be merged with and into EDS (the "Merger") and EDS would become a wholly owned subsidiary of HP. Pursuant to the Merger Agreement, we agreed to assume certain outstanding options to purchase shares of common stock of EDS held by former employees and directors of EDS. Those options were issued by EDS under the 2002 Transition Inducement Plan of Electronic Data Systems Corporation, the 2000 Nonqualified Stock Option Plan Of Electronic Data Systems Corporation (also called the EDS Global Share Plan), the 1997 Nonqualified Stock Option Plan of Electronic Data Systems Corporation (also called PerformanceShare), and the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation (formerly, the Amended and Restated Incentive Plan of Electronic Data Systems Corporation and the 1996 Incentive Plan of Electronic Data Systems Corporation) (collectively, the "Plans"). Upon the completion of the Merger on August 26, 2008, those options became exercisable to purchase shares of our common stock, subject to appropriate adjustments to the number of shares and the exercise price of each such option. This prospectus supplement relates to the shares of our common stock that may be issued upon exercise of those assumed options.

        Also pursuant to the Merger Agreement, we agreed to assume certain restricted stock units held by former employees and directors of EDS. Those restricted stock units were issued under certain of the Plans. Upon the completion of the Merger on August 26, 2008, those restricted stock units were converted into restricted stock units of HP, and shares of our common stock became issuable pursuant to those restricted stock units. This prospectus supplement relates to the shares of our common stock that may be issued pursuant to those restricted stock units.

        This prospectus supplement only discusses the treatment of stock awards held by former employees and directors of EDS that were assumed by us under the Merger Agreement.

 Introduction

How do the Plans work?

        Under the Plans, awards may be granted in the form of stock options, stock appreciation rights, restricted stock or restricted stock units (including performance-based restricted stock units). All outstanding stock options and restricted stock units granted by EDS to former employees and directors under the Plans were assumed as part of the Merger and are discussed herein. The Board of Directors of HP (the "Board"), or a committee appointed by the Board (the "Committee"), are authorized to select the individuals who receive awards (the "Participants") and set the terms and conditions for awards as it determines appropriate. The terms and conditions for an award are set forth in an "Award Agreement." The terms and conditions of the Plans are governed by the official Plan documents. In the event of any inconsistency between this Prospectus and the official Plan documents or your Award Agreement, the Plan documents or your Award Agreement will control.

What is the purpose of the Plans?

        The purpose of the Plans is to attract, retain and incentivize Participants with a proprietary interest in the development and financial success of HP and its subsidiaries, by granting Awards under the Plans.

Does HP intend to grant additional awards under the Plans?

        We may grant future awards under the Amended and Restated 2003 Incentive Plan to eligible Participants, but we do not intend to grant any additional awards under the other Plans.

Basics Of Plan Participation

How did the completion of the Merger affect my awards?

        As a result of the consummation of the Merger on August 26, 2008, all outstanding stock options and restricted stock units granted under the Plans were assumed by HP. If you hold an assumed award, it has been adjusted to preserve the value of the award.

        In the case of stock options, the exercise price and number of shares subject to such option (or portion thereof) that was assumed in connection with the Merger were adjusted pursuant to an exchange ratio of 0.5519. The number of shares has been multiplied by the exchange ratio and rounded down the nearest whole number of shares. The exercise price has been divided by the exchange ratio and rounded up to the nearest whole cent.

        In the case of restricted stock units, the number of shares has been multiplied by the exchange ratio and rounded down the nearest whole number of shares. In addition, all performance-based restricted stock units were deemed to have met the performance criteria at target levels. Such performance-based restricted stock units are now subject only to time-based vesting according to the original vesting schedule.

How will a change in the Shares affect my award?

        The Committee will proportionately adjust your award to reflect any increase or decrease in the number of issued Shares resulting from a change in HP's capital structure or distributions to stockholders (i.e., stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of HP). In addition, the Committee may also modify the terms and conditions of your award in order to prevent dilution or enlargement of your rights under the Plans.

 Stock Options

What is a stock option and how do I benefit from it?

        A stock option gives you the right to buy a specified number of Shares for a fixed price—the exercise price—during a fixed period. If the value of the Shares increases over the exercise price during this period, you can in effect, buy the Shares at a "discount." If the value does not increase, you get no benefit from your stock option.

Are there different types of stock options?

        We may grant either incentive stock options (which get favorable tax treatment discussed below) or nonqualified stock options (options that are not incentive stock options). However, we may grant incentive stock options only to a Participant who is our employee or an employee of a subsidiary on the grant date.

What are the terms of my stock option?

        The Committee determined the terms of your grant. If you hold a stock option, we gave you a written award agreement (the "Award Agreement") when we granted you the stock option that tells you the number of shares covered by the stock option, the exercise price, the expiration date, any conditions to exercise and any other terms or conditions that apply. The Award Agreement also shows whether the stock option is an incentive stock option or a nonqualified stock option.

How did the Committee determine the exercise price of my stock option?

        The exercise price of stock options can be no less than the fair market value of a share of our common stock (as defined in the relevant plan) on the date it is granted. Once we grant a stock option, we cannot increase the exercise price without your consent (except to reflect reverse stock splits or other changes to our capital structure).

When can I exercise my stock option?

        The Committee decides when you can exercise your stock option. The Committee also determines any conditions to your exercise (for example, continued employment). Your Award Agreement includes this information. The Committee has the discretionary authority to accelerate your stock option's exercisability after grant.

        No more than $100,000 worth of incentive stock options (based on the fair market value at the grant date) may become exercisable in any calendar year.

How do I exercise my stock option?

        The process for exercising your EDS options after the Merger will not change. If you want to exercise your EDS stock options, you should contact BNY Mellon by logging into your BNY Mellon account or by telephone using the contact information below. For more information, please contact:

  BNY Mellon Shareowner Services
  1 866 337 6771 or +1 201 680 6644
   https://m1.melloninvestor.com/mellonone/login.jsp

  EDS Stock Plans Administration
  Mailstop H3-1A-58
  5400 Legacy Drive
  Plano, Texas 75024-3199
  Telephone: (972) 604-6000

  HP Global Equity Administration
  Global Equity Administration
  Hewlett-Packard Company
  3000 Hanover Street, m/s 1055
  Palo Alto, CA 94304
  Telephone: 650-857-4044
  Email:   Global.equity@hp.com

When do my stock options expire?

        The Committee decides when your stock option will expire. The expiration date of your stock option is set forth in the applicable Award Agreement. After the stock option's expiration date, you can no longer exercise your option. In addition, if certain events occur—such as your death, disability or termination of employment—your stock option may terminate earlier. Your Award Agreement includes this information, which may vary among stock options. Please read your Award Agreement carefully so that you understand the effect of various events.

Restricted Stock Units

What is a restricted stock unit and how do I benefit from it?

        A restricted stock unit represents a hypothetical Share. You do not have the right to receive, sell, pledge or otherwise transfer the restricted stock units or underlying rights for a specified period (the vesting period). Generally, restricted stock units are granted at no cost to the recipient, therefore the total value of the restricted stock units on any given day is equal to the stock price on that day multiplied by the number of Shares of restricted stock units you received. Once the restrictions lapse at the end of the vesting period, you will receive one Share for each restricted stock unit.

        Restricted stock units are valuable because you receive shares without any restrictions once the vesting period expires and any vesting requirements, such as performance goals, are satisfied. While you do not have voting rights or dividend rights during the vesting period, you may receive or be credited with dividend equivalents during the vesting period, depending on the terms of your Award Agreement. Once the vesting requirements are satisfied and Shares are issued to you, you have voting rights and dividend rights on any Shares distributed.

What are the terms of my restricted stock units?

        The Committee determined the terms of your grant. If you hold a restricted stock unit, when we granted you the restricted stock unit, we gave you an Award Agreement that tells you the number of Shares covered by the restricted stock unit, the date when it vests, any conditions to vesting and any other terms or conditions that apply. The Award Agreement also shows whether the restricted stock unit is subject to performance-based or time-based vesting.

Do I need to exercise my restricted stock units?

        No, at the end of the restriction period, the underlying Shares will automatically be issued to you. There is no requirement for you to "exercise" your right with restricted stock units.

When do my restricted stock units expire?

        Restricted stock units do not have an expiration date; however, if certain events occur—such as your death or disability—your unvested restricted stock units may be forfeited. Your Award Agreement includes this information, which may vary among restricted stock unit awards. Please read your Award Agreement carefully so that you understand the effect of various events.

 Restrictions On Transfer And Sale

Are my awards transferable?

        Generally, you cannot sell, transfer, pledge, assign or otherwise alienate or hypothecate your award, other than by will or the laws of descent and distribution or a qualified domestic relations order, depending on the terms of your Award Agreement. You may designate one or more beneficiaries to receive any awards if you die. Unless otherwise provided in your Award Agreement, during your lifetime, only you can exercise the rights associated with a stock option.

What restrictions might apply to the Shares I acquire?

        Certain former EDS officers or directors may be deemed to be "affiliates" of HP as that term is defined under the Securities Act of 1933 (the "Securities Act"). Shares acquired under the Plans by an affiliate may only be reoffered or resold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act or another exemption from the registration requirements of the Securities Act. Such reoffers or resales may not be made in reliance on this prospectus supplement. Certain former EDS officers or directors may also be subject to the short-swing trading restrictions of Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"). All former EDS employees or directors are subject to restrictions on purchases and sales of Shares under the insider trading rules of the Exchange Act.

General Plan Information

How are the Plans Administered?

        The Plans are administered by the Committee. All questions of interpretation or application of the Plans are determined by the Committee, and its decisions are final and binding upon all Participants. Expenses incurred in the administration of the Plans will be paid by HP, or its subsidiaries or affiliates, as determined by the Committee.

        If you have additional questions about this prospectus or the Plans in general, you should direct your questions to:

  Global Equity Administration
  Hewlett-Packard Company
  3000 Hanover Street, m/s 1055
  Palo Alto, CA 94304
  Telephone: 650-857-4044

        Or you can contact EDS Stock Plans Administration until EDS is converted to HP systems at:

  EDS Stock Plans Administration
  Mailstop H3-1A-58
  5400 Legacy Drive
  Plano, Texas 75024-3199
  Telephone: (972) 604-6000

Can the Plans be amended, suspended or terminated?

        The Board generally may amend, suspend or terminate the Plans, or any part of the Plans, at any time or for any reason. However, no amendment that would materially and adversely affect your rights under an outstanding award may be made without your consent.

 U.S. Income Tax
Implications

        The discussion below is a general description of the expected U.S. federal income tax effects of options based on current law. This section only applies to your option if you are subject to U.S. taxation. The discussion does not address Social Security, state, local or foreign taxes, or any other tax consequences that may be relevant to you based on your particular circumstances. Because these options involve complex tax considerations, we urge you to consult your personal tax advisor before you make any decisions about your option.

        HP is not guaranteeing any particular tax results related to your option. HP will withhold taxes and report income amounts to the IRS and other taxing authorities as required by applicable laws.

Are the Plans tax-qualified or subject to ERISA?

        No. The Plans are not governed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and none of the Plans is a "qualified retirement plan" under section 401(a) of the Internal Revenue Code.

What are the tax effects of incentive stock options?

        Incentive stock options are intended to qualify for the special treatment available under section 422 of the Internal Revenue Code. You generally do not have to include any amount in income on grant or exercise of incentive stock options.

        If you dispose of shares that you obtain by exercising an incentive stock option more than two years after grant date and more than one year after you buy the shares, your gain generally will be taxable at long-term capital gain rates. If you sell the shares, however, within either of these periods, generally up to the difference between the value of the shares when you exercise and the exercise price will be ordinary income. Your additional gain generally will be taxable at long-term or short-term capital gain rates (depending on whether you have held the shares for more than one year).

        If you recognize a loss when you dispose of the Shares that you obtain by exercising an incentive stock option, your loss will be a capital loss. Whether your loss will be long-term or short-term will depend on whether you held the Shares for more than one year.

        Do the favorable rules for incentive stock options apply to alternative minimum tax?

        The rules that generally apply to incentive stock options do not apply for the alternative minimum tax. Instead, you compute your alternative minimum taxable income under the rules that apply to nonqualified stock options. If you hold incentive stock options and are subject to alternative minimum tax, you should consult your tax adviser before you exercise.

What are the tax effects of nonqualified stock options?

        You do not recognize income when we grant you nonqualified stock options. You will have ordinary income, however, equal to the difference between the value of the Shares that you purchase and the exercise price that you pay when you exercise. If you use shares to pay the exercise price of a nonqualified stock option or use a combination of shares and cash, you will have ordinary income equal to the excess of the value of the number of shares that you purchase over the number you surrender, less any cash you pay. If you recognize gain when you sell or exchange Shares you obtain by exercising nonqualified stock options, your gain will be taxable at long-term or short-term capital gain rates. If you recognize a loss, it will be a capital loss. The amount of your gain or loss will be the difference between the amount you receive on sale or exchange of the shares and their value when you exercised. Whether your gain or loss is long-term or short-term will depend on whether you have held your shares for more than one year. Your holding period begins when you exercise.

What are the tax effects of restricted stock units?

        Generally, you do not recognize income when restricted stock units are granted to you. However, you will have ordinary income at the time of vesting equal to the value of the Shares that are issued to you. If you recognize gain when you sell Shares that you obtained pursuant to the restricted stock units, your gain will be taxable at long-term or short-term capital gain rates. If you recognize a loss, it will be a capital loss. The amount of your gain or loss will be the difference between the amount you receive on sale shares and their value at vesting. Whether your gain or loss is long-term or short-term will depend on whether you have held your shares for more than one year. Your holding period begins when you vest in the restricted stock units and shares are issued to you.

What are our tax effects in connection with awards?

        We generally will be entitled to a deduction in the same amount and at the same time that you recognize ordinary income related to your award.

Is my award subject to tax withholding?

        All awards will be subject to any required withholding under applicable federal, state or local tax laws. You must pay for any withholding obligations or authorize the deduction of cash from your compensation prior to the issuance of any Shares.

PLAN OF DISTRIBUTION

        This prospectus covers the shares of our common stock that are issuable upon exercise of options and pursuant to restricted stock units granted to former employees and directors of EDS and assumed by us in connection with our acquisition of EDS. Former employees and directors include executors, administrators or beneficiaries of the estates of deceased employees, guardians or members of a committee for incompetent former employees, or similar persons duly authorized by law to administer the estate or assets of former employees and directors. We are offering these shares of our common stock directly to the holders of these options and restricted stock units according to the terms of their option agreements or restricted stock units. We are not using an underwriter in connection with this offering. These shares will be listed for trading on the New York Stock Exchange.

        In order to facilitate the exercise of the options and the receipt of shares of our common stock pursuant to the restricted stock units, we will furnish, at our expense, such reasonable number of copies of this prospectus to each holder of options or restricted stock units as the holder may request, together with instructions that such copies be delivered to the beneficial owners of these options and restricted stock units to purchase our common stock.

EXPERTS

        The consolidated financial statements of HP appearing in HP's Annual Report (Form 10-K) for the year ended October 31, 2007 including the schedule appearing therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Prospectus

Hewlett-Packard Company

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS

        We may offer from time to time, in one or more offerings, debt securities, common stock, preferred stock, depositary shares and warrants. This prospectus describes the general terms of these securities and the general manner in which we will offer them. We will provide the specific terms and prices of these securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which we will offer these securities and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

        We may sell these securities on a continuous or delayed basis directly, through agents, dealers or underwriters as designated from time to time, or through a combination of these methods. We reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. Our net proceeds from the sale of securities also will be set forth in the applicable prospectus supplement.

        Our common stock is listed on the New York Stock Exchange, the Nasdaq Stock Market and the Pacific Exchange under the symbol "HPQ."

        See risk factors in Item 1A of our Annual Report on Form 10-K for the fiscal year ended October 31, 2005 as they have and may be updated and modified periodically in our reports filed with the Securities and Exchange Commission (the "SEC") as described in the section entitled "Information Incorporated by Reference" in this prospectus. We may sell securities to or through underwriters, dealers or agents. For additional information on the method of sale, refer to the section entitled "Plan of Distribution" below. The names of any underwriters, dealers or agents involved in the sale of any securities and the specific manner in which they may be offered will be set forth in the prospectus supplement covering the sales of those securities.

        Our principal executive offices are located at 3000 Hanover Street, Palo Alto, California 94304, and our telephone number at that location is (650) 857-1501.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

May 22, 2006

Prospectus

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we have filed with the SEC. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus.

        This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below, including a description of our business, in the sections entitled "Where You Can Find More Information" and "Information Incorporated by Reference."

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled "Where You Can Find More Information."

        We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.

        Except as otherwise noted, references in this prospectus to "HP," "we," "us" and "our" are to Hewlett-Packard Company and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

        This prospectus, the prospectus supplement, the documents incorporated by reference in this prospectus and other written reports and oral statements made from time to time by the company may contain "forward-looking statements" that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, our results may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of revenue, margins, expenses, tax provisions, earnings, cash flows, benefit obligations, share repurchases or other financial items; any statements of the plans, strategies and objectives of management for future operations, including the execution of restructuring plans; any statements concerning expected development, performance or market share relating to products or services; any statements regarding future economic conditions or performance; any statements regarding pending investigations, claims or disputes; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include macroeconomic and geopolitical trends and events; the execution and performance of contracts by customers, suppliers and partners; the challenge of managing asset levels, including inventory; the difficulty of aligning expense levels with revenue changes; assumptions related to pension and other post-retirement costs; expectations and assumptions relating to the execution and timing of workforce restructuring programs; the outcome of pending legislation and accounting pronouncements; and other risks that are described herein, including but not limited to the risks described in HP's Quarterly Report on Form 10-Q for the fiscal quarter ended January 31, 2006 and other reports filed after HP's Annual Report on Form 10-K for the fiscal year ended October 31, 2005. We assume no obligation and do not intend to update these forward-looking statements.

USE OF PROCEEDS

        Unless otherwise specified in a prospectus supplement, the net proceeds from the sale of the securities to which this prospectus relates will be used for general corporate purposes. General corporate purposes may include repayment of debt, repurchases of outstanding shares of common stock, acquisitions, investments, additions to working capital, capital expenditures and advances to or investments in our subsidiaries. Net proceeds may be temporarily invested prior to use.

DESCRIPTION OF THE DEBT SECURITIES

        This section describes the general terms and provisions of any debt securities that we may offer in the future. A prospectus supplement relating to a particular series of debt securities will describe the material terms of that particular series and to the extent to which the general terms and provisions contained herein apply to that particular series.

GENERAL

        The debt securities will either be our senior debt securities or our subordinated debt securities. We expect to issue the debt securities under one or more separate indentures between us and J.P. Morgan Trust Company, National Association (formerly known as Chase Manhattan Bank and Trust Company, National Association), as trustee. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together, the senior indenture and subordinated indenture are called indentures. For additional information, you should look at the applicable form of indenture that is filed as an exhibit to our registration statement on Form S-3 (file number 333-30786), dated March 17, 2000. Each of the indentures is incorporated by reference into this prospectus. In this description of the debt securities, the words "we," "us" or "our" refer only to Hewlett-Packard Company and not to any of our subsidiaries.

        Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We are not limited as to the amount of debt securities we may issue under the indentures. Unless otherwise provided in a prospectus supplement, a series of debt securities may be reopened for issuance of additional debt securities of such series.

TERMS OF A PARTICULAR SERIES

        Each prospectus supplement relating to a particular series of debt securities will include specific information relating to the offering. This information will include some or all of the following terms of the debt securities of the series:

  •
  whether the debt securities are senior or subordinated;

  •
  the offering price;

  •
  the title;

  •
  any limit on the aggregate principal amount;

  •
  the person who shall be entitled to receive interest, if other than the record holder on the record date;

  •
  the date the principal will be payable;

  •
  the interest rate, if any, the date interest will accrue, the interest payment dates and the regular record dates;

  •
  the interest rate, if any, payable on overdue installments of principal, premium or interest;

  •
  the place where payments shall be made;

  •
  any mandatory or optional redemption provisions;

  •
  if applicable, the method for determining how principal, premium, if any, or interest will be calculated by reference to an index or formula;

  •
  if other than U.S. currency, the currency or currency units in which principal, premium, if any, or interest will be payable and whether we or the holder may elect payment to be made in a different currency;

  •
  the portion of the principal amount that will be payable upon acceleration of stated maturity, if other than the entire principal amount;

  •
  if the principal amount payable at stated maturity will not be determinable as of any date prior to stated maturity, that the amount payable will be deemed to be the principal amount;

  •
  any defeasance provisions if different from those described below under "Satisfaction and Discharge—Defeasance;"

  •
  any conversion or exchange provisions;

  •
  whether the debt securities will be issuable in the form of a global security;

  •
  any subordination provisions if different from those described below under "Subordinated Debt Securities;"

  •
  any paying agents, authenticating agents or security registrars;

  •
  any guarantees on the debt securities;

  •
  any security for any of the debt securities;

  •
  any deletions of, or changes or additions to, the events of default or covenants; and

  •
  any other specific terms of such debt securities.

        Unless otherwise specified in the prospectus supplement:

  •
  the debt securities will be registered debt securities; and

  •
  registered debt securities denominated in U.S. dollars will be issued in denominations of $1,000 or multiples of $1,000.

        Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at time of issuance is below market rates.

EXCHANGE AND TRANSFER

        Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us. We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

        In the event of any potential redemption of debt securities of any series in part, we will not be required to:

  •
  issue, register the transfer of, or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

  •
  register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

        We have initially appointed the trustee as the security registrar. Any transfer agent, in addition to the security registrar, initially designated by us will be named in the prospectus supplement. We may designate additional transfer agents, change transfer agents or change the office of the transfer agent, change any security registrar or act as security registrar. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

GLOBAL SECURITIES

        The debt securities of any series may be represented, in whole or in part by one or more global securities. Each global security will:

  •
  be registered in the name of a depositary that we will identify in a prospectus supplement;

  •
  be deposited with the depositary or nominee or custodian; and

  •
  bear any required legends.

  •
  No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee, referred to as certificated debt securities, unless:

  •
  the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

  •
  an event of default is continuing; or

  •
  any other circumstances described in a prospectus supplement have occurred permitting the issuance of certificated debt securities.

        As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security will not be:

  •
  entitled to have the debt securities registered in their names;

  •
  entitled to physical delivery of certificated debt securities; and

  •
  considered to be holders of those debt securities under the indenture.

        Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants.

        Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf.

        Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither the trustee nor we will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

PAYMENT AND PAYING AGENTS

        Unless otherwise indicated in the prospectus supplement:

  •
  Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date; and

  •
  Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us.

        At our option, however, we may pay interest by mailing a check to the record holder.

        The corporate trust office of the trustee will initially be designated as our sole paying agent. We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All monies paid by us to a paying agent for payment on any debt security which remain unclaimed for a period ending the earlier of 10 business days prior to the date the money would be turned over to the state, or at the end of two years after the payment was due, will be repaid to us. Thereafter, the holder may look only to us for such payment.

CONSOLIDATION, MERGER AND SALE OF ASSETS

        We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

  •
  the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity;

  •
  the successor assumes our obligations on the debt securities and under the indentures;

  •
  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

  •
  certain other conditions are met.

EVENTS OF DEFAULT

        Each indenture defines an event of default with respect to any series of debt securities as one or more of the following events:

        (1)   failure to pay principal of or any premium on any debt security of that series when due;

        (2)   failure to pay any interest on any debt security of that series for 30 days when due;

        (3)   failure to make any sinking fund payment for 30 days when due;

        (4)   failure to perform any other covenant in the indenture if that failure continues for 90 days after we are given the notice required in the indenture;

        (5)   our bankruptcy, insolvency or reorganization; and

        (6)   any other event of default specified in the prospectus supplement.

        An event of default of one series of debt securities is not necessarily an event of default for any other series of debt securities.

        If an event of default, other than an event of default described in clause (5) above, shall occur and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series may declare the principal amount of the debt securities of that series to be due and payable immediately. If an event of default described in clause (5) above shall occur, the principal amount of all the debt securities of that series will automatically become immediately due and payable. Any payment by us on the subordinated debt securities following any acceleration will be subject to the subordination provisions described below under "Subordinated Debt Securities."

        After acceleration, the holders of a majority in aggregate principal amount of the outstanding securities of that series, under certain circumstances, may rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or other specified amount, have been cured or waived.

        Other than the duty to act with the required care during an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders shall have offered to the trustee reasonable indemnity. Generally, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

        A holder will not have any right to institute any proceeding under the indentures, or for the appointment of a receiver or a trustee, or for any other remedy under the indentures, unless:

        (1)   the holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of that series;

        (2)   the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request and have offered reasonable indemnity to the trustee to institute the proceeding; and

        (3)   the trustee has failed to institute the proceeding and has not received direction inconsistent with the original request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series within 60 days after the original request.

        Holders may, however, sue to enforce the payment of principal, premium or interest on any series of debt securities on or after the due date without following the procedures listed in (1) through (3) above.

        We will furnish the trustee an annual statement by our officers as to whether or not we are in default in the performance of the indenture and, if so, specifying all known defaults.

MODIFICATION AND WAIVER

        We and the trustee may make modifications and amendments to the indentures with the consent of the holders of a majority in aggregate principal amount of the outstanding securities of each series affected by the modification or amendment. We may also make modifications and amendments to the indentures for the benefit of the holders, without their consent, for certain purposes including, but not limited to:

  •
  providing for our successor to assume the covenants under the indenture;

  •
  adding covenants or events of default;

  •
  making certain changes to facilitate the issuance of the securities;

  •
  securing the securities;

  •
  providing for a successor trustee;

  •
  curing any ambiguities or inconsistencies;

  •
  permitting or facilitating the defeasance and discharge of the securities; and

  •
  other changes specified in the indenture.

        However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding security of that series affected by the modification or amendment if such modification or amendment would:

  •
  change the stated maturity of any debt security;

  •
  reduce the principal, premium, if any, or interest on any debt security;

  •
  reduce the principal of an original issue discount security or any other debt security payable on acceleration of maturity;

  •
  change the place of payment or the currency in which any debt security is payable;

  •
  impair the right to sue for any payment after the stated maturity or redemption date;

  •
  if subordinated debt securities, modify the subordination provisions in a materially adverse manner to the holders of subordinated debt securities;

  •
  adversely affect the right to convert any debt security; or

  •
  change the provisions in the indenture that relate to modifying or amending the indenture.

SATISFACTION AND DISCHARGE; DEFEASANCE

        We may be discharged from our obligations on the debt securities of any series if we deposit enough money with the trustee to pay all the principal, interest and any premium due to the stated maturity date or redemption date of the debt securities.

        Each indenture contains a provision that permits us to elect either or both of the following:

  •
  to be discharged from all of our obligations, subject to limited exceptions, with respect to any series of debt securities then outstanding; and

  •
  to be released from our obligations under the following covenants and from the consequences of an event of default resulting from a breach of these and a number of other covenants:

        (1)   the limitations on sale and lease-back transactions under the senior indenture;

        (2)   the limitations on liens under the senior indenture;

        (3)   covenants as to payment of taxes and maintenance of properties; and

        (4)   the subordination provisions under the subordinated indenture.

        To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and premium on the debt securities. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the action.

        If any of the above events occur, the holders of the debt securities of the series will not be entitled to the benefits of the indenture, except for registration of transfer and exchange of debt securities, replacement of lost, stolen or mutilated debt securities and, if applicable, conversion and exchange of debt securities.

NOTICES

        Notices to holders will be given by mail to the addresses of the holders in the security register.

GOVERNING LAW

        The indentures and the debt securities will be governed by, and construed under, the laws of the State of New York, without regard to conflicts of laws principles.

REGARDING THE TRUSTEE

        The indentures limit the right of the trustee, if it becomes our creditor, to obtain payment of claims or secure its claims.

        The trustee is permitted to engage in certain other transactions. If the trustee acquires any conflicting interest, however, and there is a default under the debt securities of any series for which they are trustee, the trustee must eliminate the conflict or resign. J.P. Morgan Trust Company, National Association is also our depositary and affiliates of J.P. Morgan Trust Company, National Association, have performed and continue to perform other services for us in the normal course of business.

SENIOR DEBT SECURITIES

        The senior debt securities will be unsecured, unless we elect otherwise, and will rank equally with all of our other unsecured and non-subordinated senior debt.

COVENANTS IN THE SENIOR INDENTURE

        LIMITATIONS ON LIENS.    Neither we nor any restricted subsidiary will issue, incur, create, assume or guarantee any secured debt without securing the senior debt securities equally and ratably with or prior to that secured debt unless the total amount of all secured debt with which the senior debt securities are not at least equally and ratably secured would not exceed the greater of $500 million or 10% of our consolidated net tangible assets.

        LIMITATIONS ON SALE AND LEASE-BACK TRANSACTIONS.    Subject to the last paragraph of this section, neither we nor any restricted subsidiary will enter into any lease with a term longer than three years covering any of our principal property or any restricted subsidiary that is sold to any other person in connection with that lease unless either:

        (1)   we or any restricted subsidiary would be entitled to incur indebtedness secured by a mortgage on the principal property involved in such transaction at least equal in amount to the attributable debt with respect to the lease, without equally and ratably securing the senior debt securities, pursuant to "Limitation on Liens" described above; or

        (2)   an amount equal to the greater of the following amounts is applied within 180 days of such sale to the retirement of our or any restricted subsidiary's long-term debt or the purchase or development of comparable property:

  •
  the net proceeds from the sale; or

  •
  the attributable debt with respect to the sale and lease-back transaction.

        However, either we or our restricted subsidiaries would be able to enter into a sale and lease-back transaction without being required to apply the net proceeds as required by (2) above if the sum of the following amounts would not exceed the greater of $500 million or 10% of our consolidated net tangible assets:

  •
  the total amount of the sale and lease-back transactions; and

  •
  the total amount of secured debt.

DEFINITIONS RELATING TO THE SENIOR DEBT SECURITIES

        "attributable debt" with regard to a sale and lease-back transaction means the lesser of:

        (1)   the fair market value of such property as determined in good faith by our board of directors; or

        (2)   discounted present value of all net rentals under the lease.

        "consolidated net tangible assets" means total assets, less reserves, after deducting:

        (1)   total current liabilities, excluding:

    •
    notes and loans payable;

    •
    current maturities of long-term debt;

    •
    current maturities of capital leases; and

        (2)   certain intangible assets, to the extent included in total assets.

        "mortgage" means a mortgage, security interest, pledge, lien, charge or other encumbrance.

        "nonrecourse obligation" means indebtedness substantially related to:

    •
    the acquisition of assets not previously owned by us or any restricted subsidiary; or

    •
    the financing of any project involving the development of our or any of our restricted subsidiaries' property in which the only recourse is to the assets acquired with the proceeds of the transaction or the project financed with the proceeds of the transaction.

        "principal property" means the land, improvements, buildings and fixtures owned by us or a restricted subsidiary located in the United States that constitutes our principal corporate office, any manufacturing plant or any manufacturing facility and has a book value in excess of .75% of our consolidated net tangible assets as of the determination date. Principal property does not include any property that our board of directors has determined not to be of material importance to the business conducted by our subsidiaries and us, taken as a whole.

        "restricted subsidiary" means any subsidiary that owns any principal property, but does not include:

    •
    any subsidiary primarily engaged in financing receivables or in the finance business; or

    •
    any of our less than 80%-owned subsidiaries if the common stock of the subsidiary is traded on any national securities exchange or quoted on the Nasdaq National Market or on the over-the-counter markets.

        "secured debt" means any of our debt or any debt of a restricted subsidiary for borrowed money secured by either a mortgage on any principal property or stock or indebtedness of a restricted subsidiary. Secured debt does not include:

    •
    mortgages on property existing at the time of acquisition of the property by us or any subsidiary, whether or not assumed;

    •
    mortgages on property, shares of stock or indebtedness or other assets of a corporation existing at the time such corporation becomes a restricted subsidiary;

    •
    mortgages on property, shares of stock or indebtedness or other assets existing at the time of acquisition by us or by a restricted subsidiary (including leases);

    •
    mortgages to secure payment of all or any part of the purchase price, or to secure any debt within 12 months after the acquisition thereof, or in the case of property, the completion of construction, improvement or commencement of substantial commercial operation of the property;

    •
    mortgages to secure indebtedness owing to us or to a restricted subsidiary;

    •
    mortgages existing at the date of the senior indenture;

    •
    mortgages on property of an entity existing at the time such entity is merged or consolidated with us or a restricted subsidiary;

    •
    mortgages on property of an entity at the time of a sale or lease of the properties of such entity as an entirety or substantially as an entirety to us or a restricted subsidiary;

    •
    mortgages incurred to finance the acquisition or construction of property secured by mortgages in favor of the United States or a political subdivision of the United States;

    •
    mortgages for taxes, assessments or other governmental charges not yet due or payable without penalty that are being contested by us or a restricted subsidiary, and for which we have adequately reserved;

    •
    mortgages incurred in connection with an asset acquisition or a project financed with a non-recourse obligation;

    •
    mortgages for materialmen's, mechanics', workmen's, repairmen's, landlord's mortgages for rent or other similar mortgages arising in the ordinary course of business in respect of obligations which are not overdue or which are being contested by us or any restricted subsidiary in good faith and by appropriate proceedings;

    •
    mortgages consisting of zoning restrictions, licenses, easements and restrictions on the use of real property and minor irregularities that do not materially impair the use of the real property; or

    •
    mortgages constituting any extension, renewal or replacement of any mortgage listed above to the extent the mortgage is not increased.

SUBORDINATED DEBT SECURITIES

        The subordinated debt securities are subordinated in right of payment to the prior payment in full of all senior debt, including any senior debt securities. In the event of our dissolution, winding up, liquidation or reorganization, the holders of senior debt shall be entitled to receive payment in full before holders of subordinated debt securities shall be entitled to receive any payment or distribution on any subordinated debt securities.

        In the event of insolvency, upon any distribution of our assets:

  •
  holders of subordinated debt securities are required to pay over their share of such distribution to the trustee in bankruptcy, receiver or other person distributing our assets to pay all senior debt remaining to the extent necessary to pay all holders of senior debt in full; and

  •
  our unsecured creditors who are not holders of subordinated debt securities or holders of senior debt may recover less, ratably, than holders of senior debt and may recover more, ratably, than the holders of subordinated debt securities.

DEFINITIONS RELATING TO SUBORDINATED DEBT SECURITIES

        "senior debt" means the principal, premium, if any, and unpaid interest on:

    •
    our indebtedness for borrowed money;

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    our obligations evidenced by bonds, debentures, notes or similar instruments;

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    our obligations under any interest rate swaps, caps, collars, options, and similar arrangements;

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    our obligations under any foreign exchange contract, currency swap contract, futures contract, currency option contract, or other foreign currency hedge arrangements;

    •
    our obligations under any credit swaps, caps, floors, collars and similar arrangements;

    •
    indebtedness incurred, assumed or guaranteed by us in connection with the acquisition by us or any of our subsidiaries of any business, properties or assets, except purchase-money indebtedness classified as accounts payable under generally accepted accounting principles;

    •
    our obligations as lessee under leases required to be capitalized on the balance sheet in conformity with generally accepted accounting principles;

    •
    all obligations under any lease or related document, including a purchase agreement, in connection with the lease of real property which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a minimum residual value of the leased property to the lessor and our obligations under such lease or related document to purchase or to cause a third party to purchase such leased property;

    •
    our reimbursement obligations in respect of letters of credit relating to indebtedness or our other obligations that qualify as indebtedness or obligations of the kind referred to above; and

    •
    our obligations under direct or indirect guaranties in respect of, and obligations to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to above.

        However, senior debt shall not include (i) any indebtedness or obligation that provides that such indebtedness or obligation is not superior in right of payment to the subordinated debt securities or provides that such indebtedness is subordinate to our other indebtedness and obligations and (ii) indebtedness related to our Liquid Yield Option™ Notes due 2017.

        The subordinated debt securities are effectively subordinated to all existing and future liabilities of our subsidiaries. Any right we have to participate in any distribution of the assets of any of our subsidiaries upon their liquidation, reorganization or insolvency, and the consequent right of holders of senior debt securities to participate in those assets, will be subject to the claims of the creditors of such subsidiary. In addition, any claim we may have as a creditor would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

DESCRIPTION OF COMMON STOCK

        Our certificate of incorporation authorizes us to issue up to 9,600,000,000 shares of common stock, par value $0.01 per share. As of May 12, 2006 there were approximately 2,802,381,088 shares of common stock outstanding.

        The holders of common stock as of the applicable record date are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock have cumulative voting rights for the election of our directors in accordance with our bylaws and Delaware law. Subject to preferences applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends as may be declared from time to time by the board of directors out of funds legally available for distribution, and, in the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights and is not subject to further calls or assessments by us. There are no redemption or sinking fund provisions available to the common stock. The common stock currently outstanding is validly issued, fully paid and nonassessable.

        The transfer agent and registrar for the common stock is Computershare Investor Services.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

        We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

        (1)   prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

        (2)   upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

    •
    by persons who are directors and also officers; and

    •
    by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

        (3)   at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Section 203 defines "business combination" to include:

        (1)   any merger or consolidation involving the corporation and the interested stockholder;

        (2)   any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

        (3)   subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

        (4)   any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

        (5)   the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

        In general, Section 203 defines an "interested stockholder" as any person who or which beneficially owns 15% or more of the outstanding voting stock of the corporation or any person affiliated with or controlling or controlled by the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination if such person is an interested stockholder.

        The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

DESCRIPTION OF PREFERRED STOCK

GENERAL

        Our certificate of incorporation authorizes us to issue up to 300,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. As of the date of this prospectus, we did not have any outstanding shares of preferred stock or options to purchase preferred stock. Our board of directors, however, has the authority without stockholder consent, subject to certain limitations imposed by law or our bylaws, to issue one or more series of preferred stock at any time. The certificate of designation relating to each series will fix the rights, preferences and restrictions of the preferred stock of each series. A prospectus supplement relating to each such series will specify the terms of the preferred stock as determined by our board of directors, including the following:

  •
  the number of shares in any series;

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  the designation for any series by number, letter or title that shall distinguish the series from any other series of preferred stock;

  •
  the dividend rate and whether dividends on that series of preferred stock will be cumulative, noncumulative or partially cumulative;

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  the voting rights of that series of preferred stock, if any;

  •
  any conversion provisions applicable to that series of preferred stock;

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  any redemption or sinking fund provisions applicable to that series of preferred stock including whether there is any restriction on the repurchase or redemption of the preferred stock while there is any arrearage in the payment of dividends or sinking fund installments;

  •
  the liquidation preference per share of that series of preferred stock, if any; and

  •
  the terms of any other preferences or rights, if any, applicable to that series of preferred stock.

        We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the related prospectus supplement will not be complete. You should refer to the certificate of designation for complete information. The prospectus supplement will also contain a description of certain U.S. federal income tax consequences relating to the preferred stock.

        Although it has no present intention to do so, our board of directors, without stockholder approval, may issue preferred stock with voting and conversion rights, which could adversely affect the voting power of the holders of common stock. If we issue preferred stock, it may have the effect of delaying, deferring or preventing a change of control.

DESCRIPTION OF THE DEPOSITARY SHARES

        At our option, we may elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares and each of these depositary shares will represent a fraction, to be set forth in the prospectus supplement, of a share of a particular series of preferred stock. Each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption and liquidation rights.

        The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

        Depositary receipts issued pursuant to the depositary agreement will evidence the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

        The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the forms of the deposit agreement, our certificate of incorporation and the certificate of amendment for the applicable series of preferred stock that are, or will be, filed with the SEC.

DIVIDENDS

        The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock underlying the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders on the relevant record date, which will be the same date as the record date for the preferred stock.

        In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary, with our approval, may adopt another method for the distribution, including selling the property and distributing the net proceeds to the holders.

LIQUIDATION PREFERENCE

        In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of each depositary share will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

REDEMPTION

        If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock so redeemed. The depositary will mail the notice of redemption to the record holders of the depositary receipts promptly upon receiving the notice from us and not fewer than 35 nor more than 60 days, unless otherwise provided in the applicable prospectus supplement, prior to the date fixed for redemption of the preferred stock and the depositary shares.

VOTING

        Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts underlying the preferred stock. Each record holder of those depositary receipts on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock underlying that holder's depositary shares. The record date for the depositary will be the same date as the record date for the preferred stock. The depositary will try, as far as practicable, to vote the preferred stock underlying the depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

WITHDRAWAL OF PREFERRED STOCK

        Owners of depositary shares are entitled, upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due to the depositary, to receive the number of whole shares of preferred stock underlying the depositary shares. Partial shares of preferred stock will not be issued. Holders of preferred stock will not be entitled to deposit the shares under the deposit agreement or to receive depositary receipts evidencing depositary shares for the preferred stock.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time and from time to time by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by the depositary or us only if:

  •
  all outstanding depositary shares have been redeemed; or

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  there has been a final distribution in respect of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

CHARGES OF DEPOSITARY

        We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and the initial issuance of the depositary shares, any redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and other specified charges as provided in the deposit agreement to be for their accounts. The depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt if the charges are not paid.

MISCELLANEOUS

        The depositary will forward to the holders of depositary receipts all reports and communications we deliver to the depositary that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

        Neither the depositary nor we will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performance in good faith of our respective duties under the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely on written advice of counsel or accountants, on information provided by holders of depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

RESIGNATION AND REMOVAL OF DEPOSITARY

        The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

        Owners of the depositary shares will be treated for United States federal income tax purposes as if they were owners of the preferred stock underlying the depositary shares. As a result, owners will be entitled to take into account for United States federal income tax purposes, income and deductions to which they would be entitled if they were holders of such preferred stock. No gain or loss will be recognized for United States federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares. The tax basis of each share of preferred stock to an exchanging owner of depositary shares will be, upon such exchange, the same as the aggregate tax basis of the depositary shares exchanged. The holding period for preferred stock in the hands of an exchanging owner of depositary shares will include the period during which such person owned such depositary shares.

DESCRIPTION OF THE WARRANTS

GENERAL

        We may issue warrants for the purchase of debt securities, preferred stock or common stock. Warrants may be issued independently or together with debt securities, preferred stock or common stock and may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. The warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

        This summary of certain provisions of the warrants is not complete. For the complete terms of the warrant agreement, you should refer to the provisions of the warrant agreement that will be filed with the SEC in connection with the offering of warrants.

DEBT WARRANTS

        The prospectus supplement relating to a particular issue of warrants to issue debt securities will describe the terms of the debt warrants, including the following:

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  the title of the debt warrants;

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  the offering price for the debt warrants, if any;

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  the aggregate number of the debt warrants;

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  the designation and terms of the debt securities purchasable upon exercise of the debt warrants;

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  if applicable, the designation and terms of the debt securities that the debt warrants are issued with and the number of debt warrants issued with each debt security;

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  if applicable, the date from and after which the debt warrants and any debt securities issued with them will be separately transferable;

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  the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the price at which the debt securities may be purchased upon exercise, which may be payable in cash, securities or other property;

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  the dates on which the right to exercise the debt warrants will commence and expire;

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  if applicable, the minimum or maximum amount of the debt warrants that may be exercised at any one time;

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  whether the debt warrants represented by the debt warrant certificates or debt securities that may be issued upon exercise of the debt warrants will be issued in registered or bearer form;

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  information with respect to book-entry procedures, if any;

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  the currency or currency units in which the offering price, if any, and the exercise price are payable;

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  if applicable, a discussion of material United States federal income tax considerations;

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  the antidilution provisions of the debt warrants, if any;

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  the redemption or call provisions, if any, applicable to the debt warrants; and

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  any additional terms of the debt warrants, including terms, procedures and limitations relating to the exchange and exercise of the debt warrants.

STOCK WARRANTS

        The prospectus supplement relating to a particular issue of warrants to issue our common stock or preferred stock will describe the terms of the warrants, including the following:

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  the title of the warrants;

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  the offering price for the warrants, if any;

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  the aggregate number of the warrants;

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  the designation and terms of the common stock or preferred stock that may be purchased upon exercise of the warrants;

  •
  if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each security;

  •
  if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

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  the number of shares of common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

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  the dates on which the right to exercise the warrants shall commence and expire;

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  if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

  •
  the currency or currency units in which the offering price, if any, and the exercise price are payable;

  •
  if applicable, a discussion of material United States federal income tax considerations;

  •
  the antidilution provisions of the warrants, if any;

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  the redemption or call provisions, if any, applicable to the warrants; and

  •
  any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

        We may sell the securities separately or together:

  •
  through one or more underwriters or dealers in a public offering and sale by them,

  •
  directly to investors, or

  •
  through agents.

        We may sell the securities from time to time:

  •
  in one or more transactions at a fixed price or prices which may be changed from time to time,

  •
  at market prices prevailing at the times of sale,

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  at prices related to such prevailing market prices, or

  •
  at negotiated prices.

        We will describe the method of distribution of the securities in the prospectus supplement.

        We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the related supplement to this prospectus.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933, as amended (the "Securities Act"). As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

        We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

        Unless otherwise indicated in the applicable prospectus supplement, all securities offered by this prospectus, other than our common stock, will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of securities may make a market in the securities but are not required to do so and may discontinue market-making activity at any time. No assurance can be given as to the liquidity of the trading market for any securities.

        Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

        Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of those activities at any time.

LEGAL MATTERS

        Charles N. Charnas, Vice President, Deputy General Counsel and Assistant Secretary of HP or another lawyer within HP's Legal Department will provide opinions regarding the authorization and validity of the securities and, to the extent that authorization and validity are governed by New York law, such internal counsel may rely on the opinion of Wilson Sonsini Goodrich & Rosati Professional Corporation. Mr. Charnas and the other lawyers in HP's Legal Department are paid salaries by HP, are participants in various employee benefit plans offered by HP to its employees generally and own and have options to purchase shares of HP common stock. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

        The consolidated financial statements of HP appearing in HP's Annual Report (Form 10-K) for the year ended October 31, 2005 including the schedule appearing therein, and HP's management's assessment of the effectiveness of internal control over financial reporting as of October 31, 2005 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.hp.com, however, that information is not a part of this prospectus or any accompanying prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the termination of the offering under this prospectus (other than any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless the Company specifically states in such Current Report that such information is to be considered "filed" under the Exchange Act or the Company incorporates it by reference into a filing under the Securities Act or the Exchange Act):

  •
  Annual Report on Form 10-K for the fiscal year ended October 31, 2005;

  •
  Quarterly Report on Form 10 Q for the quarter ended January 31, 2006;

  •
  Current Reports on Form 8-K filed on November 17, 2005 (except for the information furnished pursuant to Item 2.02 of Form 8-K and the furnished exhibit relating to that information), November 23, 2005, February 15, 2006 (except for the information furnished pursuant to Item 2.02 of Form 8-K and the furnished exhibits relating to that information), March 17, 2006, May 16, 2006 (except for the information furnished pursuant to Item 2.02 of Form 8-K and the furnished exhibit relating to that information) and May 22, 2006, and our amended Current Reports on Form 8-K/A filed on January 19, 2006 and February 27, 2006; and

  •
  Description of our common stock contained our Registration Statement on Form 8-A filed on or about November 6, 1957, as amended or updated.

        Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Hewlett-Packard Company
3000 Hanover Street
Palo Alto, California 94304
Attn: Investor Relations Department
(650) 857-1501